October 22, 2025

The United States Life Insurance Company in the City of New York

1133 Avenue of the Americas, 33rd Floor,

New York, NY 10036

Dear Sir/Madam:

With reference to the Form N-4 Registration Statement (File No. 333-284520) by The United States Life Insurance Company in the City of New York filed with the Securities and Exchange Commission covering individual single premium deferred registered index-linked annuities (the “Contracts”), I have examined such documents and such law as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	The United States Life Insurance Company in the City of New York is duly organized and validly existing under the laws of the State of New York.

2.	The United States Life Insurance Company in the City of New York has the legal power and authority to create and issue the Contracts.

3.

The Contracts have been duly authorized by The United States Life Insurance Company in the City of New York and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued, and binding obligations of The United States Life Insurance Company in the City of New York.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 Registration Statement.

Very truly yours,

/s/ Trina Sandoval

Trina Sandoval

Vice President and Deputy General Counsel

Individual Retirement